Exhibit 99.1
Limoneira Company Announces Third Quarter Fiscal Year 2024 Financial Results

Net Revenues Grew 21% to $63.3 Million in Third Quarter of Fiscal Year 2024 Compared to Prior Year

Operating Income in Third Quarter of Fiscal Year 2024 was $9.0 Million, Compared to Operating Loss of $1.5 Million in Prior Year

Company Achieved Year-Over-Year Pricing Improvement in Fresh Lemons and Avocados in Third Quarter of Fiscal Year 2024

Avocado Revenues Grew Over 300% to $13.9 Million in Third Quarter of Fiscal Year 2024

Company Significantly Increases Avocado Volume Guidance for Fiscal Year 2024

Strategic Alternatives Exploration to Maximize Stockholder Value Continues to Progress

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 9, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2024.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We are extremely pleased with the overall performance of our business this quarter, in particular our avocados experienced robust demand and favorable pricing dynamics. This strong market response positions us to achieve record avocado revenue this fiscal year. Further, we anticipate reaching a milestone as our avocado segment is expected to contribute approximately four million to five million pounds in our seasonably softer fourth quarter for the first time in our company’s history. These results validate our strategic decision to significantly expand our avocado production by 1,000 acres over the next three years. In addition to our agricultural success, our real estate development joint venture, Harvest at Limoneira (“Harvest”), has seen increased momentum in the current lower interest rate environment with steady home sales. The expansion of avocado production, coupled with the ongoing expected earnings from Harvest, reinforces our confidence in achieving strong EBITDA growth into the future. The success across multiple segments of our business underscores our commitment to sustainable growth and value creation for our stockholders.”

Mr. Edwards continued, “Since announcing our exploration of strategic alternatives, we have received interest and are diligently working with our advisors at Stephens, Inc to engage with these and other parties to evaluate potential opportunities. We remain committed to thoroughly exploring all options to maximize stockholder value and will provide updates if the board of directors find that further disclosure is necessary or advisable.”

Fiscal Year 2024 Third Quarter Results

For the third quarter of fiscal year 2024, total net revenue was $63.3 million, compared to total net revenue of $52.5 million in the third quarter of the previous fiscal year. Agribusiness revenue was $61.8 million, compared to $51.1 million in the third quarter of last fiscal year. Other operations revenue was $1.5 million, compared to $1.4 million in the third quarter of last fiscal year.

Agribusiness revenue in the third quarter of fiscal year 2024 includes $25.8 million in fresh packed lemon sales, compared to $24.2 million of fresh packed lemon sales during the same period of fiscal year 2023. Approximately 1,400,000 cartons of U.S. packed fresh lemons were sold in aggregate during the third quarter of fiscal year 2024 at a $18.43 average price per carton, compared to approximately 1,352,000 cartons sold at a $17.92 average price per carton during the third quarter of fiscal year 2023. Brokered lemons and other lemon sales were $9.8 million and $8.0 million, in the third quarter of fiscal years 2024 and 2023, respectively.

The Company recognized $13.9 million of avocado revenue in the third quarter of fiscal year 2024, compared to $3.5 million in the third quarter of last fiscal year. Approximately 8,855,000 pounds of avocados were sold in aggregate during the third quarter of fiscal year 2024 at a $1.57 average price per pound, compared to approximately 2,822,000 pounds sold at a $0.99 average price per pound during the third quarter of fiscal year 2023.

The Company recognized $1.2 million of orange revenue in the third quarter of fiscal year 2024, compared to $1.3 million in the same period of fiscal year 2023. Approximately 43,000 cartons of oranges were sold during the third quarter of fiscal year 2024 at a $26.98 average price per carton, compared to approximately 71,000 cartons sold at a $18.17 average price per carton during the third quarter of fiscal year 2023.

Specialty citrus and other crops revenue was $0.6 million for the third quarter of fiscal year 2024, compared to $1.9 million in the same period of fiscal year 2023. During the third quarter of fiscal years 2024 and 2023, approximately 25,000 and 70,000 40-pound carton equivalents were sold at an average per carton price of $22.00 and $25.88, respectively.

Farm management revenues were $3.2 million in the third quarter of fiscal year 2024, compared to $5.4 million in the same period of fiscal year 2023 on similar acreage. The decrease in farm management revenues in the third quarter of fiscal year 2024 was primarily due to farm management decisions based on weather and crop conditions.

Total costs and expenses in the third quarter of fiscal year 2024 were $54.3 million, compared to $54.0 million in the third quarter of last fiscal year.

Operating income for the third quarter of fiscal year 2024 was $9.0 million, compared to operating loss of $1.5 million in the third quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2024 was $6.5 million, compared to net loss applicable to common stock of $1.3 million in the third quarter of fiscal year 2023. Net income per diluted share for the third quarter of fiscal year 2024 was $0.35, compared to net loss per diluted share of $0.07 for the same period of fiscal year 2023.

Adjusted net income for diluted EPS in the third quarter of fiscal year 2024 was $7.8 million or $0.42 per diluted share, compared to the third quarter of fiscal year 2023 of $0.4 million or $0.02 per diluted share. A reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was $13.8 million in the third quarter of fiscal year 2024, compared to $2.8 million in the same period of fiscal year 2023. A reconciliation of net income (loss) attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2024 First Nine Months Results

For the nine months ended July 31, 2024, total net revenue was $147.6 million, compared to $138.5 million for the same period in fiscal year 2023. The increase was primarily due to increased lemons and avocados agribusiness revenues, partially offset by decreased specialty citrus and other crops agribusiness revenues. Operating loss for the first nine months of fiscal year 2024 was $3.4 million, compared to operating income of $20.5 million in the same period last fiscal year primarily due to net gain on disposal of assets. Net income applicable to common stock, after preferred dividends, was $9.2 million for the first nine months of fiscal year 2024, compared to $12.5 million in the same period last fiscal year. Net income per diluted share for the first nine months of fiscal year 2024 was $0.51, compared to net income per diluted share of $0.69 in the same period of fiscal year 2023.

For the first nine months of fiscal year 2024, adjusted net income for diluted EPS was $12.9 million compared to adjusted net loss for diluted EPS of $5.0 million for the same period in fiscal year 2023. In the first nine months of fiscal year 2024, adjusted net income per diluted share was $0.70 compared to adjusted net loss per diluted share of $0.28 for the same period in fiscal year 2023, based on approximately 18.3 million and 17.6 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2024, net cash provided by operating activities was $11.3 million, compared to net cash used in operating activities of $12.6 million in the same period of the prior fiscal year. Net cash used in investing activities was $6.7 million for the nine months ended July 31, 2024, compared to net cash provided by investing activities of $92.4 million in the same period last fiscal year. For the nine months ended July 31, 2024, net cash used in financing activities was $7.1 million, compared to $69.6 million in the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of July 31, 2024, was $40.0 million, compared to $40.6 million at the end of fiscal year 2023. Debt levels as of July 31, 2024, less $1.1 million of cash on hand, resulted in a net debt position of $39.6 million at quarter end. However, as previously noted, the Company’s 50%/50% real estate development joint venture with The Lewis Group of Companies (Lewis”) closed an additional 554 residential homesites in April 2024. The joint venture distributed $30.0 million in June 2024, of which Limoneira received $15.0 million. As of July 31, 2024, the joint venture had $69.9 million of unaudited cash and cash equivalents on hand.

Real Estate Development and Property Sales

The Company’s joint venture with Lewis for the residential development of its Harvest real estate development project was previously approved for approximately 1,500 total residential units built and sold over the life of the project. In October 2023, the joint venture closed on lot sales representing 121 residential units, thus completing the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought forward by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

Updated Guidance

The Company now expects avocado volumes to be in the range of 14.5 million to 15.5 million pounds for fiscal year 2024, compared to previous guidance of 9.0 million to 10.0 million pounds, a more than 50% increase compared to prior guidance. We expect to complete the avocado harvest in the fourth quarter with approximately 4.0 million to 5.0 million pounds remaining.

The Company now expects fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2024, compared to previous guidance of 5.0 million to 5.5 million cartons, due to lower fresh utilization from late season rains. The lemon harvest for fiscal year 2024 is approximately 85% complete.

The Company continues to expect to receive total future proceeds of $180 million from Harvest, LLCB II, LLC and East Area II spread out over the next seven fiscal years.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024	2025	2026	2027	2028	2029	2030
Projected Distributions	$18	$8	$15	$34	$41	$22	$42

The Company has 600 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to expand its plantings of avocados over the next three years and expects to have an increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, we continue to see a strong EBITDA outlook that is underpinned by plans to expand avocado production by 1,000 acres over the next three years to capitalize on robust consumer demand trends. During this transition, the Company expects fiscal year 2025 avocado volume to be lower compared to fiscal year 2024 due to the alternate bearing nature of avocado trees and the Company believes avocado pricing may be slightly lower compared to the current year pricing environment due to international circumstances. These operational results do not take into account expected additional earnings from Harvest at Limoneira.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 9, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through September 23, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13748261.

About Limoneira Company

Limoneira Company, a 131-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	July 31, 2024	October 31, 2023
Assets
Current assets:
Cash	$1,090	$3,631
Accounts receivable, net	21,398	14,458
Cultural costs	3,302	2,334
Prepaid expenses and other current assets	5,593	5,588
Receivables/other from related parties	4,098	4,214
Total current assets	35,481	30,225
Property, plant and equipment, net	161,625	160,631
Real estate development	10,110	9,987
Equity in investments	80,375	78,816
Goodwill	1,505	1,512
Intangible assets, net	5,386	6,657
Other assets	12,831	13,382
Total assets	$307,313	$301,210

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$7,416	$9,892
Growers and suppliers payable	11,456	9,629
Accrued liabilities	12,665	8,651
Payables to related parties	6,080	4,805
Current portion of long-term debt	594	381
Total current liabilities	38,211	33,358
Long-term liabilities:
Long-term debt, less current portion	40,049	40,628
Deferred income taxes	21,007	22,172
Other long-term liabilities	2,353	4,555
Total liabilities	101,620	100,713
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2024 and October 31, 2023) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2024 and October 31, 2023) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2024 and October 31, 2023)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,302,878 and 18,192,009 shares issued and 18,051,901 and 17,941,032 shares outstanding at July 31, 2024 and October 31, 2023, respectively)	181	179
Additional paid-in capital	169,743	168,441
Retained earnings	24,164	19,017
Accumulated other comprehensive loss	(6,380)	(5,666)
Treasury stock, at cost, 250,977 shares at July 31, 2024 and October 31, 2023	(3,493)	(3,493)
Noncontrolling interest	10,668	11,209
Total stockholders' equity	194,883	189,687
Total liabilities, convertible preferred stock and stockholders' equity	$307,313	$301,210

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Net revenues:
Agribusiness	$61,849	$51,092	$143,445	$134,296
Other operations	1,456	1,405	4,197	4,172
Total net revenues	63,305	52,497	147,642	138,468
Costs and expenses:
Agribusiness	45,437	46,845	124,987	126,275
Other operations	1,250	1,034	3,861	3,281
Impairment of intangible asset	643	—	643	—
(Gain) loss on disposal of assets, net	(12)	1,545	(129)	(29,199)
Gain on legal settlement	—	—	—	(2,269)
Selling, general and administrative	6,994	4,622	21,707	19,907
Total costs and expenses	54,312	54,046	151,069	117,995
Operating income (loss)	8,993	(1,549)	(3,427)	20,473
Other income (expense):
Interest income	27	178	63	248
Interest expense, net of patronage dividends	(273)	(241)	(831)	(417)
Equity in earnings of investments, net	483	199	17,116	514
Other income (expense), net	5	(215)	224	(2,627)
Total other income (expense)	242	(79)	16,572	(2,282)
Income (loss) before income tax (provision) benefit	9,235	(1,628)	13,145	18,191
Income tax (provision) benefit	(3,019)	378	(4,051)	(5,537)
Net income (loss)	6,216	(1,250)	9,094	12,654
Net loss attributable to noncontrolling interest	377	87	481	201
Net income (loss) attributable to Limoneira Company	6,593	(1,163)	9,575	12,855
Preferred dividends	(125)	(125)	(376)	(376)
Net income (loss) applicable to common stock	$6,468	$(1,288)	$9,199	$12,479

Basic net income (loss) per common share	$0.36	$(0.07)	$0.51	$0.70

Diluted net income (loss) per common share	$0.35	$(0.07)	$0.51	$0.69

Weighted-average common shares outstanding-basic	17,756	17,621	17,701	17,597
Weighted-average common shares outstanding-diluted	18,363	17,621	17,701	18,381

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, pension settlement cost, impairment of intangible asset, (gain) loss on disposal of assets, net, cash bonus related to sale of assets, gain on legal settlement and severance benefits are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Net income (loss) attributable to Limoneira Company	$6,593	$(1,163)	$9,575	$12,855
Interest income	(27)	(178)	(63)	(248)
Interest expense, net of patronage dividends	273	241	831	417
Income tax provision (benefit)	3,019	(378)	4,051	5,537
Depreciation and amortization	2,115	2,019	6,273	6,510
EBITDA	11,973	541	20,667	25,071
Stock-based compensation	1,204	756	3,139	2,785
Pension settlement cost	—	—	—	2,741
Impairment of intangible asset	643	—	643	—
(Gain) loss on disposal of assets, net	(12)	1,545	(129)	(29,199)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	—	—	(2,269)
Severance benefits	(17)	—	1,198	—
Adjusted EBITDA	$13,791	$2,842	$25,518	$1,129

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) for diluted EPS (in thousands, except per share data):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Net income (loss) attributable to Limoneira Company	$6,593	$(1,163)	$9,575	$12,855
Effect of preferred stock and unvested, restricted stock	(115)	(152)	(212)	(439)
Stock-based compensation	1,204	756	3,139	2,785
Pension settlement cost	—	—	—	2,741
Impairment of intangible asset	643	—	643	—
(Gain) loss on disposal of assets, net	(12)	1,545	(129)	(29,199)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	—	—	(2,269)
Severance benefits	(17)	—	1,198	—
Tax effect of adjustments at federal and state rates	(499)	(628)	(1,331)	6,539
Adjusted net income (loss) for diluted EPS	$7,797	$358	$12,883	$(4,987)

Diluted net income (loss) per common share	$0.35	$(0.07)	$0.51	$0.69
Adjusted diluted net income (loss) per common share	$0.42	$0.02	$0.70	$(0.28)

Weighted-average common shares outstanding - diluted	18,363	17,621	17,701	18,381
Effect of preferred stock	—	—	607	(784)
Adjusted weighted-average common shares outstanding - diluted	18,363	17,621	18,308	17,597

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$36,746	$5,200	$—	$13,897	$6,006	$61,849
Intersegment revenue	—	10,499	(10,499)	—	—	—
Total net revenues	36,746	15,699	(10,499)	13,897	6,006	61,849
Costs and expenses	32,977	11,144	(10,499)	4,104	5,912	43,638
Depreciation and amortization	—	—	—	—	—	1,799
Operating income	$3,769	$4,555	$—	$9,793	$94	$16,412

	Agribusiness Segment Information for the Three Months Ended July 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$32,739	$5,472	$—	$3,462	$9,419	$51,092
Intersegment revenue	—	9,684	(9,684)	—	—	—
Total net revenues	32,739	15,156	(9,684)	3,462	9,419	51,092
Costs and expenses	30,118	13,140	(9,684)	3,030	8,506	45,110
Depreciation and amortization	—	—	—	—	—	1,735
Operating income	$2,621	$2,016	$—	$432	$913	$4,247

Lemons	Q3 2024	Q3 2023	Lemon Packing	Q3 2024	Q3 2023
United States:			Cartons packed and sold	1,400	1,352
Acres harvested	1,900	2,300	Revenue	$15,699	$15,156
Limoneira cartons sold	531	758	Direct costs	11,144	13,140
Third-party grower cartons sold	869	594	Operating income	$4,555	$2,016
Average price per carton	$18.43	$17.92
			Avocados	Q3 2024	Q3 2023
Chile:			Pounds sold	8,855	2,822
Lemon revenue	$300	$500	Average price per pound	$1.57	$0.99
40-pound carton equivalents	134	292
			Other Agribusiness	Q3 2024	Q3 2023
Other:			Orange cartons sold	43	71
Lemon packing	$5,200	$5,500	Average price per carton	$26.98	$18.17
Lemon by-product sales	$1,200	$600	Specialty citrus cartons sold	25	70
Brokered lemons and other lemon sales	$9,500	$7,500	Average price per carton	$22.00	$25.88
			Farm management	$3,202	$5,383
Agribusiness costs and expenses	Q3 2024	Q3 2023	Other	$1,094	$846
Packing costs	$11,144	$13,140
Harvest costs	4,330	6,189
Growing costs	7,650	10,566
Third-party grower and supplier costs	19,860	14,575
Other costs	654	640
Depreciation and amortization	1,799	1,735
Agribusiness costs and expenses	$45,437	$46,845